A&B EXCESS BENEFITS PLAN

AMENDMENT NO. 3

The A&B Excess Benefits Plan, as amended and restated effective January 1, 2008, and further amended effective September 9, 2009 and January 1, 2012, hereinafter referred to as the “Plan,” is hereby amended effective January 1, 2012, as follows:

1.           Section 3.01 is amended in its entirety to read as follows:

“3.01  Eligibility. Effective January 1, 2012, any salaried non-bargaining unit employee of A&B who is a participant in the A&B Retirement Plan or the A&B Profit Sharing Plan and who is part of a select group of management employees or highly compensated employees shall be eligible to participate in this Plan.  Prior to January 1, 2012, an employee who was eligible for cash balance formula benefits under the A&B Retirement Plan was not eligible for benefits described under Section 4.01.”

2.	Section 4.01(a) is amended in its entirety to read as follows:

“(a)           Entitlement to Pension Benefits.  Except as provided in Section 4.01(d) below, a Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008 and never accrued a cash balance formula benefit under the A&B Retirement Plan shall receive a pension benefit described in paragraph (1) below.  A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008 and began accruing a cash balance formula benefit under the A&B Retirement Plan effective January 1, 2012 and has not received payment of his benefit described under Section 4.01, shall receive a pension benefit equal to the sum of the amounts described in paragraphs (1) and (2) below.  A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment on or after January 1, 2008 and is not described in the preceding sentence shall receive a pension benefit described in paragraph (3) below. A Participant who was hired, rehired or transferred to salaried, non-bargaining unit employment prior to January 1, 2008, was not in covered employment on January 1, 2012, but returned to covered employment prior to receiving payment of his benefit under Section 4.01, shall receive a pension benefit equal to the sum of the amounts described in paragraphs (1) and (3) below.  Except as otherwise provided in Sections 4.01(d) and 6.02(a), for purposes of paragraphs (1), (2) and (3) below, all determinations shall be made as of the first day of the month following the Participant’s date of Separation from Service.  In addition, the amount of the pension benefit determined under paragraph (1) below shall be the Actuarial Equivalent lump sum payment.

(1) One hundred percent of the difference between (A) the traditional pension benefit to which the Participant is entitled under the A&B Retirement Plan (based on the accrued benefit as of December 31, 2011) determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s monthly compensation all deferred base salary and all deferred incentive awards under the A&B One-Year Performance Improvement Incentive Plan and the A&B Annual Incentive Plan (and, with respect to Participants listed in Appendix A to this Plan, without regard to amendments in the benefit formula after December 31, 1988, unless such amendments would produce a higher benefit (but excluding compensation and years of credited benefit service earned after December 31, 2011)) and (B) the traditional pension benefit to which the Participant is entitled under the A&B Retirement Plan (based on the accrued benefit as of December 31, 2011) determined solely based on terms of such plan without the modifications described above in this paragraph (1).

               (2) One hundred percent of the difference between (A) the cash balance account to which the Participant is entitled under the A&B Retirement Plan determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s compensation all deferred base salary and all deferred incentive awards under the A&B One-Year Performance Improvement Incentive Plan and the A&B Annual Incentive Plan and (B) the cash balance account to which the Participant is entitled under the A&B Retirement Plan determined solely based on terms of such plan without the modifications described above in this paragraph (2).

(3) One hundred percent of the difference between (A) the cash balance account the Participant would have accrued under the A&B Retirement Plan if he were hired on the later of the date he became a salaried, non-bargaining unit employee or January 1, 2012, determined without regard to limitations imposed by the Code and determined by including as part of the Participant’s compensation all deferred base salary and all deferred incentive awards under the A&B One-Year Performance Improvement Incentive Plan and the A&B Annual Incentive Plan and (B) the Participant’s cash balance account he would have accrued under the A&B Retirement Plan if he were hired on the later of the date he became a salaried, non-bargaining unit employee or January 1, 2012, determined solely based on terms of such plan without the modifications described in clause (A) above in this paragraph (3).”

3.	Section 4.01(b) is amended in its entirety to read as follows:

“(b)     Payment of Pension Benefits Other Than Death Benefits.   A Participant’s vested pension benefit under this Plan, other than the benefits described in Sections 4.01(c) or (d) below, shall be a lump sum payment, payable within 60 days following the Participant’s Separation from Service, equal to the amount determined under Section 4.01(a) above.  A&B retains the sole discretion to determine when during such 60-day period the payment will be made and, in no event, will the Participant have any right to designate the taxable year in which such payment is made.

Notwithstanding any other provision in this Article IV to the contrary, any distribution scheduled to be made upon Separation from Service to a Participant who is identified as a Key Employee as of the date he experiences a Separation from Service shall be delayed for a minimum of six months following the Participant’s Separation from Service.  Any payment to a Key Employee delayed under this Section 4.01(b) shall be made on the first business day after the six-month anniversary of the Participant’s Separation from Service and such payment shall be credited with interest at a rate computed using 120% of the short-term applicable federal rate for a semi-annual compounding period under Code Section 1274(d), applicable for the month in which the Participant’s Separation from Service occurs, provided that such interest rate shall not exceed 120% of the long-term applicable federal interest rate under Code Section 1274(d).  The identification of a Participant as a Key Employee shall be made by A&B, in its sole discretion, in accordance with Section 2.13 of the Plan and sections 416(i) and 409A of the Code and the regulations promulgated thereunder.

In the event that a Participant, who is also a Key Employee, dies prior to the expiration of the six-month delay period described in this Section 4.01(b), the benefit which would have been otherwise distributed to the deceased Participant shall be distributed to the Participant’s Beneficiary within 60 days following the Participant’s death.  A&B retains the sole discretion to determine when during the 60-day period the payment will be made.”

4.	Section 4.01(d)(2) is amended in its entirety to read as follows:

“(2)           The amount in Section 4.01(d)(1) above shall be determined by assuming the Participant elected a single life annuity form of payment for the traditional pension benefit and a lump sum for the cash balance account.”

5.	Section 4.03 is amended by adding a new sentence at the end of the first paragraph thereof to read as follows:

“Notwithstanding the foregoing, effective February 1, 2012, a Participant may not make a Conversion Election with respect to amounts credited to his account under the Plan, and all existing common stock equivalent units in a Participant’s account will be converted to cash credits equal to the Fair Market Value of an equivalent number of shares of A&B common stock as of the first day of the month after A&B notifies all affected Participants of such conversion or such later date as required by any applicable securities laws (the “Conversion Date”).  Effective as of the Conversion Date, the portion of a Participant’s account so converted to cash credits shall begin to earn interest in accordance with paragraph (a) below and shall cease earning dividend-equivalent credits in accordance with paragraph (b) below.”

6.	Section 6.02(a) is amended in its entirety to read as follows:

“(a)           Termination, Vesting and Payment.  Upon the occurrence of a Change in Control, as defined in Section 6.02(b), the Plan shall immediately and automatically terminate.  Upon such a termination, the interest of each Participant employed by A&B with respect to which the Plan has been terminated shall become non-forfeitable and immediately due and payable.  Each such Participant shall receive, within thirty days of such termination, a lump sum payment in an amount equal to the sum of (i) the balance of his individual account as described in Sections 4.02 and 4.03 and (ii) the pension benefit described under Section 4.01(a) of the Plan, all determined as of the date of the Change in Control.  If the terms of such Change in Control provide, as a prerequisite to the consummation of the Change in Control, that the employer responsibilities under this Plan are to be assumed by the successor organization, then the Plan shall not terminate and no lump sum payment shall be made to any Participant.  In any such case, however, the interest of each Participant shall become non-forfeitable at the date of such Change in Control.”

7.	Except as modified by this Amendment, all terms and provisions of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Amendment to be executed on its behalf by its duly authorized officers on this 25th  day of January, 2012.

ALEXANDER & BALDWIN, INC.

By:  /s/ Son-Jai Paik
Its Vice President

By:  /s/ Alyson J. Nakamura
Its Secretary